Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-72086, 33-86040, 333-05643, 333-56215, 333-42708, 333-101037, 333-107317, and 333-119262 on Forms S-8 of our reports dated March 28, 2006, relating to the financial statements of The Talbots, Inc. and subsidiaries and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of The Talbots, Inc. for the year ended January 28, 2006.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 28, 2006